EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (hereinafter, the "Agreement" or the "Employment Agreement") is entered into as of the 23rd day of April 2003, between CNE Group, Inc. (hereinafter called the "Company") and Larry M. Reid (hereinafter called the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee, who is currently employed by the Company as its Executive Vice President for Corporate Development, has acquired outstanding and special skills and ability and extensive background and knowledge of the wireless communications business; and

     WHEREAS, the Company desires to continue to utilize such skills, ability, background and knowledge; and

     WHEREAS, the Company desires to continue to employ the Employee as Executive Vice President for Corporate Development of the Company and to provide him with certain performance incentives and bonus opportunities on the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee desires to continue in the employ of the Company as the Executive Vice President for Corporate Development on the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing this Employment Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Term. The Company hereby employs the Employee to perform and discharge services and duties as the Executive Vice President for Corporate Development of the Company for a three (3) year initial term, commencing on April 23, 2003 and ending on April 30, 2006, unless otherwise extended or terminated as provided herein. The Corporation shall maintain its principal operating offices in Broward County, Florida throughout the term of this Agreement and during any extension thereof, from which the Employee's duties and obligations hereunder shall be performed. This Employment
     Agreement shall automatically be extended on May 1, 2006 and on each anniversary thereafter for an additional one (1) year (i.e., the term shall be rolling), unless either party hereto provides the other with written notice of his/its intent not to renew this Agreement on or before April 1, 2006 and each succeeding April 1.

2. Duties. The Employee shall work for the Company and devote his best efforts during the term hereof to perform the services and duties assigned to him. Employee shall serve as an officer and/or director of the Company or of any subsidiary, if so elected. Employee may


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     engage in other  business or  employment  during the term hereof,  provided that such business or employment does not compete with the Company's business or interfere with the performance of the Employee's duties and obligations hereunder.

3.   Compensation; Termination. During the time of his employment:

     a) The Company shall pay the Employee an annual gross salary of one hundred twenty thousand dollars ($120,000.00) per year ("Base Fee") in bi-weekly installments. Such installments being subject to all withholding of taxes required by federal, state and local authorities.

     b) In addition to the Base Fee set forth above, the Board of Directors of CNE Group, Inc. (the "Parent") may determine a Bonus Amount to be paid to the employee.

     c) This Agreement shall terminate: (i) at the end of the initial term or any extension thereof as provided in Paragraph 1; (ii) upon the Employee's death; (iii) upon the Employee's disability, if such disability prevents him from performing his obligations under this Agreement for six (6) consecutive months during any term hereof; or
          (iv) upon termination of the Employee's employment with the Company for cause as provided herein. It is understood and agreed between the Employee and the Company that the Base Fee, the Bonus amount, and any other compensation provided to the Employee herein shall continue to be paid to the Employee until the end of the initial term of this
          Agreement or any extension thereof, except if the Employee is terminated for cause as provided herein, in which case, the Employee shall be entitled only to a prorated amount of the Base Fee and the Bonus amount earned up to the time his employment terminates as well as any accrued and unused vacation time earned up to that time. The Company shall have the right to terminate the Employee's employment for cause upon ten (10) days written notice to the Employee only for the following reasons: (i) if the Employee is convicted of a felony;
          (ii) if the Employee commits theft of the Company's assets; or (iii) if the Employee commits fraud against the Company (iv) willful misconduct  that  is  materially  injurious  to  the  Company;  or (v)
          repeated failure to undertake communicated directives from the Company's President.

     d) The Employee shall be entitled to participate at the highest executive level in all benefit programs of the Company currently existing or hereafter made available to executives and/or other salaried employees, as well as any other benefit programs including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, medical (including, but not limited to, surgical and major medical) insurance, health and accident insurance, director and officer insurance, sick leave, salary continuation, stock option plans, vacation and holidays, cellular telephone and all related costs and expenses, long-term disability, and other fringe benefits.

     e) The Employee shall be entitled to reasonable time to utilize vacation as the Employee shall determine in his sole discretion; provided however, that the Employee shall evidence reasonable judgment with regard to appropriate vacation scheduling. Notwithstanding the foregoing, the Employee shall be entitled to a minimum of four ( 4 )

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          weeks paid  vacation  per year.  The  Employee  shall be  permitted to accrue  vacation time from all previous  years of employment  with the
          Company,   notwithstanding   Company  policy  to  the  contrary.  Upon
          termination of this Agreement for any reason, the Employee shall be fully compensated for all properly accrued and unused vacation time.



     f) The Employee shall receive a grant pursuant to the Company's 2003 Stock Incentive Plan, upon its adoption, for an option to purchase 250,000 shares of the Company common stock.

4. Non-Competition. Employee agrees that while in the employment of the Company, and, for a period of two (2) years thereafter, he will not, directly or indirectly, own, manage, operate, participate as a principal in or be employed by or otherwise be interested financially in, or connected in any commercial manner with, any business directly or indirectly competitive with that conducted by the Company. The Company agrees to pay to the Employee, on a quarterly basis, in advance, during this two (2) year period following the Employee's employment with the Company one hundred percent (100%) of the total Base Fee in consideration for the Employee's lost opportunities.

5. Confidentiality. Employee agrees that while in the employment of the Company, directly or indirectly, and for a period of two (2) years thereafter, so long as payments to be made to him pursuant to Paragraph 4 hereof are current, that he will not (unless in the performance of his duties hereunder) make use of, or divulge to any person any confidential or proprietary information in the nature of trade secrets concerning the business, customers, accounts or finances of, or any of the methods of doing business used by the Company, or of the dealings, transactions or affairs of the Company or any of its customers which have come to his knowledge during his engagement with the Company, either during the period of this Agreement or of any other employment type arrangement with Company (together "Confidential Information"). No information will be deemed to be Confidential Information if it (i) is or becomes known to the public through no fault of Employee or (ii) is independently obtained or developed by a third person without breach of any obligation to the Company.

     Notwithstanding anything stated above to the contrary, Employee will not be in violation of this Paragraph if he discloses Confidential Information in the following circumstances:

     a) disclosure is necessary to enable Employee to enforce rights under this Agreement;

     b)   disclosure is required by law;

     c) disclosure is to Employee's attorneys and/or accountants, said disclosure is necessary and appropriate in the ordinary course of Employee's business relationship with said attorneys and/or accountants and said attorneys and/or accountants agree in writing to by bound by the confidentiality provisions set forth herein.

6. Non-Interference. Employee agrees for a period of two (2) years following the termination of his employment by the Company, so long as payments to be made to him pursuant to Paragraph 4 hereof are current, that he will not, directly or indirectly through any person,




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     firm or corporation  with which he is affiliated,  (i) endeavor or attempt, directly or indirectly, to induce any person who shall have been at any time during his employment by the Company a customer or client of the Company to cease dealing with the Company, or (ii) solicit the employment of any employee of the Company on behalf of any other person or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

7. Delivery of Materials. Employee agrees that upon the termination of his engagement he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs, which may then be in his possession or under his control.

8. Remedies. Employee agrees that in the event he is terminated for cause as provided herein, that he shall be required to comply with the provisions of Paragraphs 5, 6, 7 and 8 hereof. Upon any material breach of this Agreement by either party hereto, the non-breaching party shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by the other or to enjoin the other from engaging in any activity in violation hereof. The provisions of Paragraphs 4, 5, 6, 7 and 8 hereof will survive any termination of this Agreement. In addition, if the Company materially breaches this Agreement, the Employee shall have the right to accelerate all payments owed to him under this Agreement for the remaining term or any extension term of this Agreement, including the two (2) year period following employment as provided in Paragraph 4 hereof. Such payments shall become immediately due and payable to the Employee upon notice of acceleration to the Company. If the Company fails to immediately pay in full all amounts due to the Employee under this Agreement upon receiving notice of acceleration by the Employee, then interest shall accrue on any unpaid amounts due, including any accrued and unpaid interest, at the rate of eighteen percent (18%) per annum or the maximum legal rate allowed under applicable state and federal laws until paid in full.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreement, including any employment type agreement between Employee and the Company, either oral or in writing.

10. Amendment. This Agreement may not be amended except by an instrument signed by both parties hereto, or by their duly appointed representatives.

11. Governing Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of law principles thereof. Any proceeding arising between the parties hereto, relating to this Agreement, shall be held in Broward County, Florida.

12. Waiver. The failure or delay of a party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be




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     construed  as a waiver  of any  continuing  or  succeeding  breach  of such provisions, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

13. Severability. Every provision in this Agreement is intended to be severable, and if any term or provision in this Agreement is illegal or invalid for any reason whatsoever, such provision shall be invalid, but such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

14. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either party, except with the other party's written consent.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

16. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

17. Attorney's Fees. In the event a dispute arises between the parties under this Agreement, the prevailing party shall be entitled to recover his reasonable costs and attorney's fees from the non-prevailing party. As used herein, reasonable costs and attorney's fees include any costs and attorney's fees in any appellate proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CNE Group, Inc.

/s/ Michael J. Gutowski
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Michael J. Gutowski, President

/s/ Larry M. Reid
-------------------------------
Larry M. Reid, Employee